Exhibit 99.1

For Immediate Release
For Further Information Contact:
Andrew Fisher at (301) 608-9292
Email: Afisher@unither.com

FDA APPROVES INTRAVENOUS DOSING OF REMODULIN®
FOR THE TREATMENT OF PULMONARY ARTERIAL HYPERTENSION

Conference Call Scheduled for Friday, November 26, 2004 at 9:00 a.m. Eastern Time

Silver Spring, MD and Research Triangle Park, NC, November 24, 2004: United Therapeutics Corporation (NASDAQ:UTHR) announced today that the U.S. Food and Drug Administration (FDA) has issued an approval letter for the intravenous use of Remodulin based on data establishing its bioequivalence with the previously approved subcutaneous administration of Remodulin. As a result of this approval of United Therapeutics’ supplemental New Drug Application that was filed ten months ago, Remodulin is immediately available for commercial intravenous use.

The new label indicates that Remodulin (treprostinil sodium) Injection is now approved as a “continuous subcutaneous infusion or intravenous infusion (for those not able to tolerate a subcutaneous infusion) for the treatment of pulmonary arterial hypertension in patients with NYHA Class II-IV symptoms to diminish symptoms associated with exercise.” The complete expanded label is posted at http://www.unither.com/.

“It gives us great satisfaction to make available this new route of delivery for our prostacyclin analog, Remodulin,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and CEO. “Intravenous Remodulin adds another option for pulmonary hypertension patients”, added Dr. Rothblatt.

“Just over sixteen months ago we conceived of using bioequivalence as the clinical pathway to regulatory approval for intravenous Remodulin,” said Roger A. Jeffs, Ph.D., United Therapeutics’ President and Chief Operating Officer. “It is a remarkable testament to the FDA’s responsiveness, and to our clinical development team’s proficiency, that we have achieved authorization in so brief a period of time,” concluded Dr. Jeffs.

The FDA’s approval letter did not request any additional clinical trials of intravenous Remodulin or any additional data. United Therapeutics continues to conduct a Phase 4 post-marketing trial as a condition of subcutaneous approval of Remodulin under the FDA’s accelerated approval regulations, which applies to the intravenous label expansion, with a final study report required to be submitted to the FDA by December 2005.

In clinical trials, the most common side effects reported with subcutaneous Remodulin therapy included infusion site pain (85%) and infusion site reaction (83%). Other adverse events included headache (27%), diarrhea (25%), nausea (22%), rash (14%), jaw pain (13%), vasodilatation (11%), dizziness (9%), edema (9%), pruritus (8%) and hypotension (4%). Among patients (n=38) treated for twelve weeks with intravenous Remodulin in an open-label study, two patients experienced either line infections or sepsis. Other events potentially related to intravenous dosing of Remodulin include arm swelling, paresthesias, hematoma and pain. Remodulin is a potent pulmonary and systemic vasodilator and should be used only by clinicians experienced in the diagnosis and treatment of pulmonary arterial hypertension. Remodulin should be used with caution in patients with hepatic or renal impairment. Remodulin has not been studied in conjunction with Flolan® or Tracleer®.

United Therapeutics will host a half-hour teleconference on Friday, November 26, 2004 at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing 1-888-428-4474, with international dialers calling 612-288-0329. A rebroadcast of the teleconference will be available for one week following the teleconference by dialing 1-800-475-6701, with international callers dialing 320-365-3844, and using access code 756236.

United Therapeutics is a biotechnology company focused on combating chronic and life-threatening cardiovascular, infectious and oncological diseases with unique products.